UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2025

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Clopper Road, Suite 201S Gaithersburg, Maryland		20878
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (240) 654-1450

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On March 13, 2025, Altimmune, Inc. (the “Company”) announced that the Company is pursuing two additional indications for its lead product candidate, pemvidutide. The new indications are Alcohol Use Disorder (“AUD”) and Alcohol-Associated Liver Disease (“ALD”), also known as Alcohol Liver Disease and Alcohol-Related Liver Disease.

AUD is a chronic disease characterized by uncontrolled drinking. In addition to the underlying alcohol misuse by AUD patients, AUD patients have comorbidities that pose significant treatment and management challenges (including steatosis, obesity, hypertension and hyperlipidemia). The Company expects to begin a Phase 2 AUD trial for pemvidutide in the second quarter of 2025. The planned trial will be a randomized, double-blind, placebo-controlled trial of approximately 100 subjects with moderate to severe AUD over a 24-week period. Endpoints will include change in heavy drinking days, change in biomarkers of alcohol consumption and weight loss.

ALD is a condition that damages the liver due to excessive, chronic alcohol use. ALD progression (like metabolic dysfunction-associated steatohepatitis (MASH) progression), begins with liver steatosis, which may lead to fibrosis, and ultimately to cirrhosis. The Company expects to begin a Phase 2 ALD trial for pemvidutide in the third quarter of 2025. The planned trial will be a randomized, double-blind, placebo-controlled trial of approximately 100 subjects with obesity and ALD over a 48-week period. Endpoints will include change in liver stiffness, change in alcohol consumption, and biomarkers of steatosis and liver fibrosis and inflammation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTIMMUNE, INC.

By:	/s/ Gregory Weaver
Name: Gregory Weaver
Title: Chief Financial Officer

Dated: March 13, 2025